Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise eFund, LLC (formerly, Fundrise For-Sale Housing eFund – Los Angeles CA, LLC) of our report dated April 19, 2021, relating to the consolidated financial statements of Fundrise eFund, LLC.

/s/ RSM US LLP

McLean, Virginia

April 19, 2021